Exhibit 10.70

EXECUTION VERSION

SERVICING AGREEMENT

Dated as of February 29, 2012

by and between

GE SALES FINANCE MASTER TRUST

and

GE CAPITAL RETAIL BANK

Servicing Agreement

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TABLE OF CONTENTS

(continued)

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This SERVICING AGREEMENT, dated as of February 29, 2012 (this “Agreement” or the “Servicing Agreement”), is entered into by and between GE CAPITAL RETAIL BANK, a federal savings bank organized under the laws of the United States (“GE Capital Retail Bank”), in its capacity as Retained Interest Owner (as defined below) and in its capacity as the initial Servicer (as defined below), and GE SALES FINANCE MASTER TRUST, a Delaware statutory trust (“Issuer”).

In consideration of the premises and the mutual covenants hereinafter contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS AND INTERPRETATION

SECTION 1.1 Definitions.

“Account” means each credit account under which any Transferred Interest arises.

“Adverse Claim” means any claim of ownership or Lien, other than any Permitted Encumbrance.

“Affiliate” means, with respect to any Person, (a) each Person that, directly or indirectly, owns or controls, whether beneficially, or as a trustee, guardian or other fiduciary, five percent (5%) or more of the stock having ordinary voting power in the election of directors of such Person, (b) each Person that controls, is controlled by, or is under common control with such Person or (c) each of such Person’s officers, directors, joint venturers and partners. For the purposes of this definition, “control” of a Person means the possession, directly or indirectly, of the power to direct or cause the direction of its management or policies, whether through the ownership of voting securities, by contract or otherwise.

“Agreement” is defined in the preamble.

“Authorized Officer” means, with respect to any bank, corporation, limited liability company or statutory trust, the Chairman or Vice-Chairman of the Board, the President, any Vice President, the Secretary, the Treasurer, any Assistant Secretary, any Assistant Treasurer and each other officer of such corporation or trustee of such trust specifically authorized in resolutions of the Board of Directors of such corporation or trustee of such trust to sign agreements, instruments or other documents on behalf of such corporation or statutory trust in connection with the transactions contemplated by this Agreement and the other Related Documents.

“Business Day” means any day that is not a Saturday, a Sunday or a day on which banks are required or permitted to be closed in the State of New York or the State of Connecticut.

“Charged-off Receivable” means a Receivable (or any portion thereof) arising in an Account which has been written off as uncollectable in accordance with the Credit and Collection Policies.

Servicing Agreement

“Closing Date” means February 29, 2012.

“Collection Account” means the deposit account from time to time designated as the “Collection Account” pursuant to the Indenture.

“Collections” means, for any Receivable for any period, (a) the sum of all amounts, whether in the form of cash, checks, drafts, or other instruments, received in payment of, or applied to, any amount owed by an Obligor on account of such Receivable during such period, including all in-store payments and all other fees and charges, and (b) Recoveries and cash proceeds of Related Security with respect to such Receivable whether or not treated as recoveries. Collections shall include all amounts described in the preceding sentence that are received with respect to Participation Interests. Collections shall also include any payments received from the Transferor on account of non-cash, non-charge-off reductions to Receivables pursuant to Section 2.5, Section 2.7 and Section 6.1(e) of the Transfer Agreement. Amounts received from the Transferor pursuant to Section 6.2(a) of the Transfer Agreement shall be deemed to be Collections. Collections with respect to any Monthly Period shall include the amount of Interchange (if any) allocable to any Series of Notes, pursuant to the applicable Indenture Supplement, with respect to such Monthly Period (to the extent received by the Issuer and deposited on the Payment Date (as defined in the Transfer Agreement) following such Monthly Period in accordance with the Transfer Agreement), to be applied as if such Interchange were Collections of Finance Charge Receivables for all purposes.

“Commission” means the Securities and Exchange Commission.

“Contract” means the agreement and Federal Truth in Lending Statement for credit accounts between any Obligor and Originator, as such agreements may be amended, modified, or otherwise changed from time to time.

“Credit and Collection Policies” means the credit and collection policies adopted by the Issuer pursuant to the Trust Agreement, as such credit and collection policies may be amended or modified from time to time.

“Custodian” means Deutsche Bank Trust Company Americas acting as custodian pursuant to the Custody and Control Agreement.

“Custody and Control Agreement” means the Custody and Control Agreement, dated as of February 29, 2012, by and among the Custodian, the Indenture Trustee and the Issuer.

“Date of Processing” means, as to any transaction, the day on which the transaction is first recorded on the Issuer’s computer file of credit accounts (without regard to the effective date of such recordation).

“Discount Option Receivables” means “Discount Option Receivables” as defined in Section 2.8 of the Transfer Agreement.

“Discount Percentage” means “Discount Percentage” as defined in Section 2.8 of the Transfer Agreement.

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“Dual Card Program” means any arrangement in which Originator agrees to extend general purpose credit accounts to customers of a Retailer, which accounts combine a private label credit line for use at the Retailer’s retail establishments, Internet websites, catalogue sales business or other channels for sale of the Retailer’s goods and services and a general purpose credit line for use elsewhere.

“FDIC Rule” means 12 C.F.R. §360.6, as such may be amended from time to time.

“Finance Amount” means, with respect to any Finance Charge Receivable relating to a Transferred Participation Interest, the Requisite Percentage of the outstanding amount of such Finance Charge Receivable.

“Finance Charge Receivables” means Receivables created in respect of periodic finance charges, late fees, returned check fees and all other similar fees and charges billed or accrued and unpaid on an Account. Finance Charge Receivables shall also include the Finance Amounts with respect to Participation Interests as shall be determined pursuant to, and only if so provided in, the applicable Participation Interest Sale Agreement. The determination as to whether Receivables constitute Finance Charge Receivables or Principal Receivables shall be made by the Servicer using its then-current practices as in effect from time to time.

“GE Capital” means General Electric Capital Corporation, a Delaware corporation.

“GE Capital Retail Bank” is defined in the preamble.

“GEMB Lending Participation Interest Sale Agreement” shall mean the Participation Interest Sale Agreement, dated as of February 29, 2012 between GEMB Lending, Inc. and the Transferor.

“Governmental Authority” means any nation or government, any state or other political subdivision thereof, and any agency, department or other entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

“Indemnified Amounts” means, with respect to any Person, any and all suits, actions, proceedings, claims, damages, losses, liabilities and expenses (including reasonable attorneys’ fees and disbursements and other costs of investigation or defense, including those incurred upon any appeal).

“Indenture” means that certain Master Indenture, dated as of February 29, 2012, by and between Issuer and the Indenture Trustee.

“Indenture Supplement” means, with respect to any Series, a supplement to the Indenture, executed and delivered in connection with the original issuance of the Notes of such Series.

“Indenture Trustee” means, at any time, the Person acting as indenture trustee under the Indenture.

“Insolvency Event” means, with respect to a specified Person: (a) the entry by a court having jurisdiction in the premises of (i) a decree or order for relief in respect of such Person in

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an involuntary case or proceeding under any applicable Federal or State bankruptcy, insolvency, reorganization, or other similar law or (ii) a decree or order adjudging such Person as bankrupt or insolvent, or approving as properly filed a petition seeking reorganization, arrangement, adjustment, or composition of or in respect of such Person under any applicable Federal or State law, or appointing a custodian, receiver, liquidator, assignee, trustee, sequestrator, or other similar official of such Person or of any substantial part of its property, or ordering the winding up or liquidation of its affairs, and the continuance of any such decree or order for relief or any such other decree or order unstayed and in effect for a period of ninety (90) consecutive days; or (b) the commencement by such Person of a voluntary case or proceeding under any applicable Federal or State bankruptcy, insolvency, reorganization, or other similar law or of any other case or proceeding to be adjudicated bankrupt or insolvent, or the consent by it to the entry of a decree or order for relief in respect of such Person in an involuntary case or proceeding under any applicable Federal or State bankruptcy, insolvency, reorganization, or other similar law or to the commencement of any bankruptcy or insolvency case or proceeding against it, or the filing by it of a petition or answer or consent seeking reorganization or relief under any applicable Federal or State law, or the consent by it to the filing of such petition or to the appointment of or taking possession by a custodian, receiver, liquidator, assignee, trustee, sequestrator, or similar official of such Person or of any substantial part of its property, or the making by it of an assignment for the benefit of creditors, or such Person’s failure to pay its debts generally as they become due, or the taking of corporate action by such Person in furtherance of any such action.

“Interchange” shall mean interchange fees payable to GE Capital Retail Bank or any other Originator, in its capacity as credit card issuer, through VISA, USA, Inc., MasterCard International Incorporated, Discover Bank or American Express Co. or any similar entity or organization with respect to any type of credit accounts included as Accounts.

“Issuer” is defined in the preamble.

“Lien” means any mortgage or deed of trust, pledge, hypothecation, assignment, deposit arrangement, lien, charge, claim, security interest, easement or encumbrance, or preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including any lease or title retention agreement, any financing lease having substantially the same economic effect as any of the foregoing, and the filing of, or agreement to give, any financing statement perfecting a security interest under the UCC or comparable law of any jurisdiction).

“Litigation” means, with respect to any Person, any action, claim, lawsuit, demand, investigation or proceeding pending against such Person before any court, board, commission, agency or instrumentality of any federal, state, local or foreign government or of any agency or subdivision thereof or before any arbitrator or panel of arbitrators.

“Material Adverse Effect” means a material adverse effect on (a) the ability of Servicer to perform any of its obligations under this Agreement in accordance with the terms hereof, (b) the validity or enforceability of any Related Document or the rights and remedies of Issuer under any Related Document or (c) the ownership interests or Liens of Issuer with respect to the Transferred Interests or the priority of such interests or Liens.

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“Monthly Period” means each period beginning on the 22nd day of one calendar month and ending on the 21st day of the next calendar month; provided that the initial Monthly Period shall mean the period from and including the Closing Date to and including March 21, 2012.

“Monthly Servicing Fee” is defined in Section 2.5(a).

“Moody’s” means Moody’s Investors Service, Inc.

“New Issuance” is defined in Section 2.13.

“Notes” means all notes issued by Issuer pursuant to the Indenture and the applicable Indenture Supplements.

“Noteholder” means any Person deemed to be a “Noteholder” in any related Indenture Supplement.

“Obligor” means, with respect to any Receivable, any Person obligated to make payments in respect thereof.

“Officer’s Certificate” means, with respect to any Person, a certificate signed by an Authorized Officer of such Person.

“Originator” means GE Capital Retail Bank or any other Person designated as an “Originator” pursuant to Section 2.2(b).

“Outstanding” shall have the meaning ascribed thereto in the Indenture.

“Outstanding Balance” with respect to any Principal Receivable: (a) as of the Transfer Date for that Principal Receivable, the outstanding amount of such Principal Receivable as reflected on the Issuer’s books and records after giving effect to any recharacterization of any portion of such Principal Receivable as a Finance Charge Receivable pursuant to Section 2.8 of the Transfer Agreement; and (b) thereafter, the amount referred to in clause (a) minus Collections with respect to that Principal Receivable that are allocable to a reduction of the Outstanding Balance thereof minus any subsequent discounts to or any other modifications that reduce such Outstanding Balance; provided, that the Outstanding Balance of a Charged-Off Receivable shall equal zero.

“Outstanding Principal Balance” means the aggregate principal amount of all Notes Outstanding at the date of determination.

“Participation Interest” shall mean, with respect to any Receivable, an interest in such Receivable equal to the applicable Requisite Percentage of (i) such Receivable, (ii) the Related Security for such Receivable, (iii) all Collections with respect to such Receivable and (iv) all proceeds of the foregoing.

“Participation Interest Sale Agreement” means (i) the GEMB Lending Participation Interest Sale Agreement and (ii) any other participation interest sale agreement entered into between a Seller and a Transferor pursuant to which such Seller sells Participation Interests to a Transferor.

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“Payment Date” means, except as otherwise specified for any Series in the related Indenture Supplement, the 15th day of each calendar month, or if the 15th day is not a Business Day, the next Business Day.

“Permitted Encumbrances” means the following encumbrances: (a) Liens for taxes or assessments or other governmental charges not yet due and payable; (b) inchoate and unperfected workers’, mechanics’, suppliers’ or similar Liens arising in the ordinary course of business; and (c) presently existing or hereinafter created Liens in favor of, or created by, Issuer.

“Person” means any individual, sole proprietorship, partnership, joint venture, unincorporated organization, trust, association, corporation (including a business trust), limited liability company, institution, public benefit corporation, joint stock company, Governmental Authority or any other entity of whatever nature.

“Principal Amount” means, with respect to any Principal Receivable relating to a Transferred Participation Interest, the Requisite Percentage of the Outstanding Balance of such Principal Receivable.

“Principal Receivable” means each Receivable, other than a Finance Charge Receivable; provided, that after the effective date of designation of a Discount Percentage, except for purposes of determining the amount of Principal Receivables in the Discount Reference Pool, Principal Receivables on any Date of Processing thereafter shall mean Principal Receivables as otherwise determined pursuant to this definition minus Discount Option Receivables. Unless the context otherwise requires, Principal Receivables shall also include Principal Amounts with respect to Participation Interests as shall be determined pursuant to, and only if so provided in, the applicable Participation Interest Sale Agreement. The determination as to whether Receivables constitute Finance Charge Receivables or Principal Receivables shall be made by the Servicer using its then-current practices as in effect from time to time.

“Private Label Program” means a business arrangement in which Originator agrees to extend credit accounts to customers of a Retailer and such Retailer agrees to allow purchases to be made at its retail establishment, through an Internet website, in its catalogue sales business or through other channels for sale of the Retailer’s goods and services, under such accounts.

“Program” means a Private Label Program, Dual Card Program or other program pursuant to which an Originator offers credit accounts to Obligors.

“Program Agreement” means (i) one or more agreements between Originator and a Retailer pursuant to which Originator provides a Private Label Program, a Dual Card Program or both to the Retailer and its customers or (ii) with respect to any other Program, one or more agreements entered into by Originator pursuant to which Originator establishes a Program to offer credit account to Obligors.

“Receivable” means any amount owing by an Obligor under an Account from time to time. Unless the context otherwise requires (whether or not there is a specific reference to the

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Underlying Receivable), any reference in this Agreement to a Receivable (including any Principal Receivable, Finance Charge Receivable or Charged-Off Receivable) and any Collections thereon shall refer only to the fractional undivided interest in the amounts paid or payable by Obligors on the related Accounts that is transferred to Transferor pursuant to the applicable Participation Interest Sale Agreement, which undivided interest may be less than a 100% undivided interest therein.

“Receivables Participation Agreement” means the Amended and Restated Receivables Participation Agreement, dated as of February 29, 2012, between GE Capital Retail Bank and GEMB Lending, Inc.

“Records” means all Contracts and other documents, books, records and other information (including computer programs, tapes, disks, data processing software and related property and rights, but excluding any computer programs or software subject to a licensing arrangement or other contractual provisions that would restrict the transfer or pledge thereof), prepared and maintained by any Originator, Servicer, or any Sub-Servicer with respect to the Underlying Receivables and the Obligors thereunder.

“Recoveries” means, with respect to any Underlying Receivables, (i) Collections of such Underlying Receivable received after such Underlying Receivable was charged off as uncollectible but before any sale or other disposition of such Underlying Receivables after charge off; and (ii) any proceeds from such a sale or other disposition by Transferor or Servicer of such a charged off Underlying Receivable, in each of clauses (i) and (ii) net of expenses of recovery; provided that for purposes of determining Collections attributable to Transferred Interests, Collections shall only include Recoveries to the extent specified in the Transfer Agreement.

“Regulation AB” means subpart 229.1100 – Asset Backed Securities (Regulation AB), 17 C.F.R. §§229.1100-229.1123, as such may be amended from time to time and subject to such clarification and interpretation as have been provided by the Commission in the adopting release (Asset-Backed Securities, Securities Act Release No. 33-8518. 70 Fed. Reg. 1,506, 1,531 (January 7, 2005)) or by the staff of the Commission, or as may be provided by the Commission or its staff from time to time.

“Related Documents” means this Agreement, the Indenture, the Indenture Supplements and all other pledges, powers of attorney, consents, assignments, contracts, notices, and all other written matter whether heretofore, now or hereafter executed by or on behalf of Servicer, or any employee of Servicer, and delivered in connection with any of the foregoing or the transactions contemplated thereby.

“Related Security” means with respect to any Receivable: (a) all of the Originator’s interest, if any, in the goods, merchandise (including returned merchandise) or equipment, if any, the sale of which gave rise to such Receivable; (b) all guarantees, insurance or other agreements or arrangements of any kind from time to time supporting or securing payment of such Receivable whether pursuant to the Contract related to such Receivable or otherwise; and (c) all Records relating to such Receivable.

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“Requirements of Law” means, as to any Person, the certificate of incorporation or articles of association and by-laws or other organizational or governing documents of such Person, and any law, treaty, rule or regulation, or determination of an arbitrator or Governmental Authority, in each case applicable to or binding upon such Person or to which such Person is subject, whether federal, state or local.

“Requisite Percentage” means “Requisite Percentage” as defined in the Transfer Agreement.

“Retailer” means any Person that operates or has an arrangement with, retail establishments at which, or a catalog sales business, Internet website or any other channel through which, goods or services may be purchased under an Account.

“Retained Interest” means any portion of an Underlying Receivable that is not a Transferred Interest.

“Retained Interest Account” means the deposit account from time to time designated as the “Retained Interest Account” by the Retained Interest Owner.

“Retained Interest Owner” means the owner of any portion of a Retained Interest.

“Retained Interest Servicing Fee” is defined in Section 2.5(b).

“S&P” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc.

“Seller” means any Person designated as a “Seller” pursuant to the GEMB Receivables Sale Agreement or a Participation Interest Sale Agreement.

“Series” means any series of Notes, which may include within any such Series a class or classes of Notes subordinate to another such class or classes of Notes.

“Series Account” means any account designated as such, established and owned by the Issuer and maintained as specified in any Indenture Supplement.

“Series Closing Date” means, with respect to any Series, the date of issuance of such Series.

“Servicer” means GE Capital Retail Bank or any other Person designated as a Successor Servicer.

“Servicer Default” is defined in Section 5.1.

“Servicer Indemnified Person” is defined in Section 7.1.

“Servicer Termination Notice” means any notice by the Issuer to Servicer that (a) a Servicer Default has occurred and (b) Servicer’s appointment under this Agreement has been terminated.

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“Servicing Agreement” is defined in the preamble.

“Servicing Records” means all Contracts, documents, books, and other information (including computer programs, tapes, data tapes, disks, data processing software and related property and rights) prepared and maintained by Servicer with respect to the Underlying Receivables and the Obligors thereunder.

“Sub-Servicer” means any Person with whom Servicer enters into a Sub-Servicing Agreement.

“Sub-Servicing Agreement” means any written contract entered into between Servicer and any Sub-Servicer pursuant to and in accordance with Section 2.1 relating to the servicing, administration or collection of the Underlying Receivables.

“Successor Servicer” is defined in Section 6.2.

“Transfer Agreement” means that certain Transfer Agreement, dated as of February 29, 2012, between GE Sales Finance Holding, L.L.C. and Issuer.

“Transfer Date” means a date on which Issuer acquires Transferred Interests from Transferor pursuant to the Transfer Agreement or any Assignment (as defined in the Transfer Agreement).

“Transferor” means GE Sales Finance Holding, L.L.C. or any additional transferor designated as a “Transferor” pursuant to the Transfer Agreement.

“Transferred Interests” means the Transferred Receivables and the Transferred Participation Interests.

“Transferred Participation Interests” means any Participation Interest purchased by Issuer from Transferor pursuant to the Transfer Agreement or any Assignment (as defined in the Transfer Agreement), including Finance Amounts that exist at the time of purchase of any Principal Amount of any Participation Interest in the same Account or that arise after the date of purchase of Principal Amounts in the Account. However, Participation Interests that are repurchased by Transferor pursuant to the Transfer Agreement or purchased by Servicer pursuant to this Agreement shall cease to be considered “Transferred Participation Interests” from the date of such purchase.

“Transferred Receivable” means each Receivable purchased or otherwise acquired by Issuer pursuant to the Transfer Agreement or any Assignment (as defined in the Transfer Agreement), including Finance Charge Receivables that exist at the time of purchase of any Principal Receivables in the same Account or that arise in an Account after the date of purchase of Principal Receivables in the Account. However, Receivables that have been repurchased by Transferor pursuant to the Transfer Agreement or purchased by Servicer pursuant to this Agreement shall cease to be considered “Transferred Receivables” from the date of such purchase.

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“Trust Agreement” means the Amended and Restated Trust Agreement, dated as of February 29, 2012, between GE Sales Finance Holding, L.L.C. and Trustee.

“Trust Principal Balance” means, as of any date of determination, (i) the aggregate Outstanding Balances of Principal Receivables as of such date, plus (ii) without duplication of the amount in clause (i), the Principal Amounts of any Participation Interests.

“Trustee” means BNY Mellon Trust of Delaware, not in its individual capacity but solely as trustee pursuant to the Trust Agreement.

“UCC” means, with respect to any jurisdiction, the Uniform Commercial Code as the same may, from time to time, be enacted and in effect in such jurisdiction.

“Underlying Receivable” means, collectively, the Transferred Receivables and any Receivable in which a Participation Interest is purchased by Issuer from Transferor pursuant to the Transfer Agreement or any Assignment (as defined in the Transfer Agreement). However, Receivables relating to Participation Interests that are repurchased by Transferor pursuant to the Transfer Agreement or purchased by Servicer pursuant to the Servicing Agreement shall cease to be considered “Underlying Receivables” from the date of such purchase.

“Unrelated Amounts” is defined in Section 2.3.

SECTION 1.2 Other Interpretive Matters. All terms defined directly or by incorporation in the Servicing Agreement shall have the defined meanings when used in any certificate or other document delivered pursuant thereto unless otherwise defined therein. For purposes of the Servicing Agreement and all such certificates and other documents, unless the context otherwise requires: (a) accounting terms not otherwise defined in such Agreement, and accounting terms partly defined in such Agreement to the extent not defined, shall have the respective meanings given to them under generally accepted accounting principles; and references to any month, quarter or year refer to a fiscal month, quarter or year as determined in accordance with the GE Capital fiscal calendar; (b) terms defined in Article 9 of the UCC and not otherwise defined in such Agreement are used as defined in that Article; (c) references to any amount as on deposit or outstanding on any particular date means such amount at the close of business on such day; (d) the words “hereof,” “herein” and “hereunder” and words of similar import refer to such Agreement (or the certificate or other document in which they are used) as a whole and not to any particular provision of such Agreement (or such certificate or document); (e) references to any Section, Schedule or Exhibit are references to Sections, Schedules and Exhibits in or to such Agreement (or the certificate or other document in which the reference is made), and references to any paragraph, subsection, clause or other subdivision within any Section or definition refer to such paragraph, subsection, clause or other subdivision of such Section or definition; (f) the term “including” means “including without limitation”; (g) references to any law or regulation refer to that law or regulation as amended from time to time and include any successor law or regulation; (h) references to any agreement refer to that agreement as from time to time amended or supplemented or as the terms of such agreement are waived or modified in accordance with its terms; (i) references to any Person include that Person’s successors and assigns; (j) headings are for purposes of reference only and shall not otherwise affect the meaning or interpretation of any provision hereof; and (k) words in the singular include the plural and words in the plural include the singular.

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ARTICLE II

APPOINTMENT OF SERVICER; CERTAIN DUTIES

AND RESPONSIBILITIES OF SERVICER

SECTION 2.1 Appointment of Servicer.

(a) Issuer hereby appoints Servicer as its agent to service the Underlying Receivables with respect to the Transferred Interests and enforce its rights and interests in and under the Underlying Receivables and to serve in such capacity until the termination of its responsibilities pursuant to Sections 5.1 or 6.1. In connection therewith, Servicer hereby accepts such appointment and agrees to perform the duties and obligations set forth herein. Servicer may delegate any duties; provided that Servicer shall remain liable for the performance of such duties and obligations pursuant to the terms hereof.

(b) The Retained Interest Owner hereby appoints Servicer as its agent to service the Underlying Receivables with respect to the Retained Interests and enforce its rights and interests in and under the Underlying Receivables and to serve in such capacity until the termination of its responsibilities pursuant to Sections 5.1 or 6.1. In connection therewith, Servicer hereby accepts such appointment and agrees to perform the duties and obligations set forth herein. Servicer may delegate any duties; provided that Servicer shall remain liable for the performance of such duties and obligations pursuant to the terms hereof.

SECTION 2.2 Duties and Responsibilities of Servicer.

(a) Subject to the provisions of this Agreement, Servicer shall conduct the servicing, administration and collection of the Underlying Receivables in accordance with the Credit and Collection Policies.

(b) Issuer shall promptly notify Servicer of (i) any designation of additional or removed Accounts (other than any Accounts removed pursuant to Sections 2.7(c) and (d) of the Transfer Agreement), (ii) any designation of any additional Originator contemplated pursuant to the Transfer Agreement and (iii) any designation of a discount percentage to be applied to any or all of the Principal Receivables; provided that if the Servicer is not GE Capital Retail Bank or an Affiliate thereof, the Issuer shall provide notification of any such designation no later than five days prior to the effectiveness of such designation. Any such designation or removal shall be effective for purposes of this Agreement on the date the designation or removal is given effect under the Transfer Agreement, as specified by Issuer to Servicer. In the case of any designation of additional Accounts, Issuer shall provide Servicer a copy of the related Program Agreements for all such additional Accounts (if not already in Servicer’s possession) prior to the date such designation is to become effective.

(c) Following receipt of notice of any designation of additional or removed Accounts, any designation of an additional Originator or any discounting of any or all Principal Receivables pursuant to Section 2.2(b), Servicer shall assist Issuer in producing any information required by Issuer in connection with such designation.

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(d) Servicer shall not be obligated to use separate servicing procedures, offices, employees or accounts for servicing the Underlying Receivable from the procedures, offices, employees and accounts used by Servicer in connection with servicing other receivables arising in credit accounts.

(e) Servicer shall deliver “Instructions”, as that term is defined in the Custody and Control Agreement on behalf of Issuer, and shall direct the Custodian, on behalf of Issuer, as to the investment of funds credited to the Collection Account and Series Accounts; provided that Servicer will direct the Custodian to invest only in Permitted Investments (as such term is defined in the Custody and Control Agreement) maturing no later than the required distribution date for such funds or, if earlier, the date specified in the Related Documents.

SECTION 2.3 Unrelated Amounts. If Servicer determines that amounts which are not property of Issuer or the Retained Interest Owner (“Unrelated Amounts”) have been deposited in the Collection Account with respect to the Issuer, or the Retained Interest Account, with respect to the Retained Interest Owner, Servicer shall withdraw the Unrelated Amounts from the Collection Account or Retained Interest Account, as applicable, and the same shall not be treated as Collections on Transferred Interests or Retained Interests, as applicable, and shall not be subject to the provisions of Section 2.11.

SECTION 2.4 Authorization of Servicer. Servicer is hereby authorized to take any and all reasonable steps necessary or desirable and consistent with the ownership of the Transferred Interests by Issuer and the Retained Interests by the Retained Interest Owner and the pledge of all or partial direct or indirect interest in the Transferred Interests to the holders of the Notes or their representatives in the determination of Servicer, to (a) collect all amounts due under the Underlying Receivables, including endorsing its name on checks and other instruments representing Collections on the Underlying Receivables, and executing and delivering any and all instruments of satisfaction or cancellation or of partial or full release or discharge and all other comparable instruments with respect to the Underlying Receivables and (b) after the Underlying Receivables become delinquent and to the extent permitted under and in compliance with applicable law and regulations, (i) commence proceedings with respect to the enforcement of payment of the Underlying Receivables, (ii) adjust, settle or compromise any payments due thereunder, and (iii) initiate proceedings against any collateral securing the obligations due under the Underlying Receivables, in each case, consistent with the Credit and Collection Policies, (c) to make withdrawals from the Collection Account, the Retained Interest Account and any Series Account, as set forth in this Agreement, the Indenture or any Indenture Supplement, (d) to take any action required or permitted under any enhancement for any Series or class of Notes, as set forth in this Agreement, the Indenture or any Indenture Supplement and (e) to deliver “Instructions” and other directions as to the investment of funds credited to the Collection Account and the Series Accounts on behalf of Issuer in accordance with Section 2.2(e). Each of the Issuer and the Retained Interest Owner shall furnish (or cause to be furnished) to Servicer any powers of attorney and other documents necessary or appropriate to enable Servicer to carry out its servicing and administrative duties hereunder, and each of Issuer and the Retained Interest Owner shall assist Servicer to the fullest extent to enable Servicer to collect the Underlying Receivables and otherwise discharge its duties hereunder.

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SECTION 2.5 Servicing Fees.

(a) As compensation for its servicing activities with respect to the Transferred Interests and as reimbursement for its reasonable expenses in connection therewith, Servicer shall be entitled to receive a monthly servicing fee in respect of any Monthly Period (or portion thereof) prior to the termination of Servicer’s obligations under this Agreement (the “Monthly Servicing Fee”). The Monthly Servicing Fee for each Monthly Period shall equal one-twelfth of the product of (a) the Trust Principal Balance (calculated without giving effect to any recharacterization of any portion of a Principal Receivable as a Finance Charge Receivable pursuant to Section 2.8 of the Transfer Agreement) as of the end of the prior Monthly Period and (b) 2%. The share of the Monthly Servicing Fee allocable to each Series shall be payable on the dates and in the amounts specified in the related Indenture Supplement. Issuer shall be obligated to pay the excess of the Monthly Servicing Fee over the portions allocated as specified above.

(b) As compensation for its servicing activities with respect to the Retained Interests and as reimbursement for its reasonable expenses in connection therewith, Servicer shall be entitled to receive from the Retained Interest Owner a monthly servicing fee in respect of any Monthly Period (or portion thereof) prior to the termination of the Servicer’s obligations under this Agreement (the “Retained Interest Servicing Fee”). The Retained Interest Fee for each Monthly Period shall equal one-twelfth of the product of (a) the Outstanding Balances (calculated without giving effect to any recharacterization of any portion of a Principal Receivable as a Finance Charge Receivable pursuant to Section 2.8 of the Transfer Agreement) of the Receivable in which a Participation Interest is purchased by Issuer from Transferor pursuant to the Transfer Agreement or any Assignment (as defined in the Transfer Agreement), minus the Principal Amounts of the Transferred Participation Interests as of the end of the prior Monthly Period and (b) 2%.

(c) Servicer shall be required to pay for all expenses incurred by it in connection with its activities hereunder (including any payments to accountants, counsel or any other Person) and shall not be entitled to any payment or reimbursement of those expenses other than the Monthly Servicing Fees and the Retained Interest Servicing Fees.

SECTION 2.6 Covenants of Servicer. Servicer covenants and agrees that from and after the Closing Date and until the date on which the outstanding balances of all Underlying Receivables have been reduced to zero:

(a) Ownership of Transferred Interests. Servicer shall identify the Transferred Interests clearly and unambiguously in its computer files to reflect that the Transferred Interests are owned by Issuer.

(b) Compliance with Requirements of Law. Servicer shall (i) duly satisfy all obligations on its part to be fulfilled under or in connection with the Underlying Receivables and the related Accounts, (ii) maintain in effect all qualifications required under Requirements of Law in order to properly service the Underlying Receivables and the related Accounts and (iii)

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comply in all material respects with all other Requirements of Law in connection with servicing the Underlying Receivables and the related Accounts, if in the case of any of the foregoing clauses (i), (ii) and (iii), the failure to so satisfy, comply or maintain would have a Material Adverse Effect.

(c) No Rescission or Cancellation. Servicer shall not permit any rescission or cancellation of a Underlying Receivable except as ordered by a court of competent jurisdiction or other Governmental Authority or in accordance with the Credit and Collection Policies. Servicer shall reflect any such rescission or cancellation in its computer file of credit accounts. In addition, Servicer may waive the accrual and/or payment of certain Finance Charge Receivables in respect of certain past due Accounts, the Obligors of which have enrolled with a consumer credit counseling service.

If Servicer breaches any of the covenants contained in paragraph (c) with respect to any Underlying Receivable or the related Account, and as a result of such breach Issuer’s rights in, to or under any Transferred Interest(s) in the related Account or the proceeds of such Transferred Interest are materially impaired or such proceeds are not available for any reason to Issuer free and clear of any Lien, then, unless otherwise instructed by the Issuer, no later than the expiration of 90 days (or such longer period, not in excess of 150 days, as may be agreed to by Issuer) from the earlier to occur of the discovery of such event by Servicer, or receipt by Servicer of notice of such event given by Issuer, all Transferred Interests in the Account or Accounts to which such event relates shall be assigned to Servicer as set forth below; provided that such Transferred Interests will not be assigned to Servicer if, on any day prior to the end of such 90-day period, the relevant breach shall have been cured and the covenant shall have been complied with in all material respects.

Servicer shall effect such assignment by paying Issuer in immediately available funds in an amount equal to the Outstanding Balance of the Principal Receivables and/or Principal Amounts of Participation Interests in the affected Accounts, plus the accrued Finance Charge Receivables and/or Finance Amounts in such Accounts on the first Payment Date following the Monthly Period in which such purchase obligation arises, which deposit shall be considered a Collection with respect to the related Transferred Interests.

Upon each such assignment to Servicer, Issuer shall automatically and without further action be deemed to transfer, assign, set over and otherwise convey to Servicer, without recourse, representation or warranty all right, title and interest of Issuer in and to such Transferred Interests, all moneys due or to become due and all amounts received with respect thereto and all proceeds thereof. Issuer shall execute such documents and instruments of transfer or assignment and take such other actions as shall be reasonably requested by Servicer to effect the conveyance of any such Transferred Interests pursuant to this Section.

SECTION 2.7 Reporting Requirements. Servicer hereby agrees that, from and after the Closing Date and until the date on which the outstanding balances of all Transferred Interests have been reduced to zero, it shall deliver or cause to be delivered financial statements, notices, and other information at the times, to the Persons and in a manner set forth in Schedule 2.7.

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SECTION 2.8 Annual Officer’s Certificate and Assessment of Compliance.

(a) Servicer shall deliver to the Issuer on or before the 90th day following the end of each fiscal year of the Issuer (beginning with the first fiscal year after fiscal year 2012), an Officer’s Certificate of the Servicer providing such information as is required under Item 1123 of Regulation AB under the Securities Act of 1933, as amended (the “Securities Act”) and Securities Exchange Act of 1934, as amended (the “Exchange Act”).

(b) The Servicer shall deliver to the Issuer on or before the 90th day following the end of each fiscal year of the Issuer (beginning with the first fiscal year after fiscal year 2012), a report regarding the Servicer’s assessment of compliance with the applicable servicing criteria specified in Item 1122(d) of Regulation AB during the immediately preceding fiscal year.

SECTION 2.9 Annual Independent Public Accountants’ Servicing Report.

(a) On or before the 90th day following the end of each fiscal year of the Issuer (beginning with fiscal year 2012), Servicer shall cause a firm of nationally recognized independent public accountants (who may also render other services to Servicer) to furnish a report to the Issuer that attests to, and reports on, the Servicer’s assessment delivered pursuant to Section 2.8(b), which attestation report shall be made in accordance with the requirements of Item 1122 of Regulation AB.

SECTION 2.10 Reports to the Commission. Servicer shall, on behalf of Issuer, cause to be filed with the Commission any periodic reports required to be filed under the provisions of the Securities Exchange Act of 1934, and the rules and regulations of the Commission thereunder relating to the Notes.

SECTION 2.11 Collections. Servicer shall, on behalf of the Issuer, apply all Collections with respect to the Transferred Interests for each Monthly Period as described in the Indenture and each Indenture Supplement.

SECTION 2.12 Allocations and Disbursements. With respect to each Series, Servicer shall make the allocations and disbursements for such Series on behalf of Issuer as is required to be made by Issuer under the terms of the Indenture and the Indenture Supplement for such Series.

SECTION 2.13 New Series. Pursuant to one or more Indenture Supplements, Issuer may issue one or more new Series of Notes (a “New Issuance”), as more fully described in the Indenture. To enable Servicer to perform its obligations pursuant to Sections 2.12, Issuer shall give reasonable prior notice to Servicer of each New Issuance and shall provide Servicer an opportunity to review and comment upon the form of each monthly report required to be delivered by the Servicer pursuant to Schedule 2.7 and the related Indenture Supplement.

SECTION 2.14 Compliance with the FDIC Rule. The Servicer agrees to perform and satisfy all covenants and other agreements set forth in Schedule 2.14.

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ARTICLE III

REPRESENTATIONS AND WARRANTIES

SECTION 3.1 Representations and Warranties of Servicer. Servicer represents and warrants to Issuer and the Retained Interest Owner as of the date hereof and as of each Series Closing Date:

(a) It is an entity, duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization and is duly qualified to do business, and is in good standing, in each jurisdiction in which the servicing of the Underlying Receivables hereunder requires it to be so qualified, except where the failure to comply would not reasonably be expected to have a Material Adverse Effect.

(b) It has the power and authority to execute and deliver this Agreement and to perform the transactions contemplated hereby.

(c) This Agreement has been duly authorized, executed and delivered by Servicer and constitutes its legal, valid and binding obligation enforceable against it in accordance with its terms, subject to any applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to or affecting the enforceability of creditors’ rights generally and general equitable principles, whether applied in a proceeding at law or in equity.

(d) No consent of, notice to, filing with or permits, qualifications or other action by any Governmental Authority or any other party is required for the due execution, delivery and performance of this Agreement, other than consents, notices, filings and other actions which have been obtained or made or where the failure to get such consent or take such action, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.

(e) There is no pending Litigation of a material nature against or affecting it in any court or tribunal, before any arbitrator of any kind or before or by any Governmental Authority (i) asserting the invalidity of this Agreement, or (ii) seeking any determination or ruling that might materially and adversely affect the validity or enforceability of this Agreement.

(f) No Servicer Default has occurred and is continuing.

(g) It has complied in all material respects with the Credit and Collection Policies with respect to the servicing of the Underlying Receivables.

(h) The monthly reports provided by the Servicer pursuant to Schedule 2.7 hereof are true and correct in all material respects as of the date of such monthly reports, or as of the date such reports were most recently updated.

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ARTICLE IV

ADDITIONAL MATTERS RELATING TO SERVICER

SECTION 4.1 Covenants of Servicer Regarding the Underlying Receivables.

(a) Maintenance of Records and Books of Account. Servicer shall maintain and implement administrative and operating procedures (including the ability to recreate records evidencing the Underlying Receivables in the event of the destruction of the originals thereof), and keep and maintain all documents, books, computer records and other information, reasonably necessary or advisable for the collection of all the Underlying Receivables. Such documents, books and computer records shall reflect all facts giving rise to the Underlying Receivables, all payments and credits with respect thereto, and such documents, books and computer records shall indicate the respective interests of Issuer and the Retained Interest Owner in the Underlying Receivables.

(b) Notice of Adverse Claim. Servicer shall advise Issuer and the Retained Interest Owner promptly, in reasonable detail, (i) of any Adverse Claim known to it made or asserted against any Underlying Receivable, and (ii) of the occurrence of any event known to it which would have a material adverse effect on the aggregate value of the Underlying Receivables.

(c) Further Assurances. Servicer shall furnish to Issuer from time to time such statements and schedules further identifying and describing the Transferred Interests and such other reports in connection with the Transferred Interests as Issuer may reasonably request, all in reasonable detail. Servicer shall furnish to the Retained Interest Owner from time to time such statements and schedules further identifying and describing the Retained Interests and such other reports in connection with the Retained Interests as the Retained Interest Owner may reasonably request, all in reasonable detail. Servicer shall duly perform all material obligations required to be performed by the Servicer under this Agreement and shall not materially impair the right, title and interest of the Issuer in and to the Transferred Interests; provided that in no instance shall the Servicer’s servicing of the Transferred Interests in accordance with the Credit and Collection Policies and this Agreement be deemed to materially impair the Issuer’s right, title or interest in the Transferred Interests or cause a breach of the foregoing covenant.

(d) Maintenance of Existence. Except as permitted by Section 4.2 or 6.1, Servicer (i) shall continue its existence as a duly organized, validly existing entity in good standing under the laws of its jurisdiction of organization and (ii) shall maintain its qualification to do business in each jurisdiction in which the servicing of the Underlying Receivables hereunder requires it to be so qualified, except where the failure to qualify would not reasonably be expected to have a Material Adverse Effect.

SECTION 4.2 Merger or Consolidation of, or Assumption of the Obligations of, Servicer.

(a) Servicer shall not consolidate with or merge into any other Person or convey or transfer its properties and assets substantially as an entirety to any Person, unless:

(i) the Person formed by such consolidation or into which Servicer is merged or the Person which acquires by conveyance or transfer the properties and assets of Servicer substantially as an entirety shall be organized and existing under the laws of the United States of America or any state or the District of Columbia and, if Servicer is not the surviving entity, shall expressly assume, by an agreement supplemental hereto, executed and delivered to Issuer and the Retained Interest Owner in form satisfactory to Issuer and the Retained Interest Owner, the performance of every covenant and obligation of Servicer hereunder; and

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(ii) Servicer has delivered to Issuer and the Retained Interest Owner (A) an Officer’s Certificate stating that such consolidation, merger, conveyance or transfer and such supplemental agreement comply with this Section and that all conditions precedent herein provided for relating to such transaction have been complied with, and (B) an Opinion of Counsel to the effect that such supplemental agreement is a valid and binding obligation of such surviving entity enforceable against such surviving entity in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors’ rights generally from time to time in effect and except as such enforceability may be limited by general principles of equity (whether considered in a suit at law or in equity).

(b) This Section 4.2 shall not be construed to prohibit or in any way limit Servicer’s ability to effectuate any consolidation or merger pursuant to which Servicer would be the surviving entity.

SECTION 4.3 Access to Certain Documentation and Information Regarding the Receivables. Servicer shall provide to Issuer and the Retained Interest Owner or its designees access to the documentation regarding the Accounts and the Underlying Receivables in such cases where Issuer or the Retained Interest Owner or such Person’s respective designee is required in connection with the enforcement of the rights of Issuer or the Retained Interest Owner or any of its creditors, or by applicable statutes or regulations to review such documentation, such access being afforded without charge but only (i) upon reasonable request, (ii) during normal business hours, (iii) subject to Servicer’s normal security and confidentiality procedures and (iv) at offices designated by Servicer. Nothing in this Section 4.3 shall derogate from the obligation of any Person to observe any applicable law prohibiting disclosure of information regarding the Obligors, and the failure of Servicer to provide access as provided in this Section 4.3 as a result of such obligation shall not constitute a breach of this Section 4.3.

ARTICLE V

SERVICER DEFAULTS

SECTION 5.1 Servicer Defaults. A “Servicer Default” shall be deemed to have occurred if any of the following events shall occur with respect to Servicer, and the Issuer shall have provided written notice to Servicer declaring the existence of such Servicer Default and requiring the same to be remedied:

(a) any failure by Servicer to make any payment, transfer or deposit on or before the date occurring ten Business Days after the date such payment, transfer or deposit is required to be made or given by Servicer, as the case may be; provided, that, if such delay or failure was caused by an act of God or other similar occurrence, then a Servicer Default shall not be deemed to have occurred under this Section 5.1(a) until 35 Business Days after the date of such failure;

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(b) failure on the part of Servicer duly to observe or perform in any material respect any other covenants or agreements of Servicer set forth in this Agreement (other than Section 2.14) which has a material adverse effect on Issuer, which continues unremedied for a period of 90 days after the date on which written notice of such failure requiring the same to be remedied shall have been given to Servicer by Issuer; provided, that, if such failure was caused by an act of God or other similar occurrence, then a Servicer Default shall not be deemed to have occurred under this Section 5.1(b) unless such failure continues unremedied for a period of 150 days after such notice;

(c) any representation or warranty made by Servicer in this Agreement shall prove to have been incorrect when made, which has a material adverse effect on Issuer and which continues to be incorrect in any material respect for a period of 90 days after the date on which written notice of such failure, requiring the same to be remedied, shall have been given to Servicer by Issuer; provided, that, if the inaccuracy was caused by an act of God or other similar occurrence, then a Servicer Default shall not be deemed to have occurred under this Section 5.1(c) unless such representation or warranty continues to be incorrect in any material respect for a period of 150 days after such notice;

(d) any Insolvency Event with respect to Servicer;

then, in any such event, Issuer may, by delivery of a Servicer Termination Notice to Servicer, terminate the servicing responsibilities of Servicer hereunder, without demand, protest or further notice of any kind, all of which are hereby waived by Servicer. Upon the delivery of any such notice, all authority and power of Servicer under this Agreement shall pass to and be vested in the Successor Servicer acting pursuant to Section 6.2, provided, that notwithstanding anything to the contrary herein, Servicer agrees to act as Servicer and to continue to follow the procedures set forth in this Agreement with respect to Collections on the Underlying Receivables under this Agreement until a Successor Servicer has assumed the responsibilities and obligations of Servicer in accordance with Section 6.2.

ARTICLE VI

SUCCESSOR SERVICER

SECTION 6.1 Resignation of Servicer. Servicer may resign in the circumstances set forth in clause (a) or (b) of this Section 6.1.

(a) Servicer may resign from its obligations and duties hereunder upon the written consent of Issuer if it finds a replacement servicer satisfying the eligibility criteria set forth in Section 6.2. No such resignation shall become effective until the replacement servicer shall have obtained Issuer’s approval and appointment pursuant to Section 6.2.

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(b) Servicer may resign from the obligations and duties hereby imposed on it upon determination that (i) in the determination of Servicer, the performance of its duties hereunder has become impermissible under applicable law, and (ii) there is no commercially reasonable action which Servicer could take to make the performance of its duties hereunder permissible under applicable law. No such resignation shall become effective until a Successor Servicer shall have assumed the responsibilities and obligations of Servicer in accordance with Section 6.2.

SECTION 6.2 Appointment of the Successor Servicer. In connection with the termination of Servicer’s responsibilities under this Agreement pursuant to Section 5.1 or 6.1, Issuer shall appoint a successor servicer that shall have a long term debt rating of at least Baa3 by Moody’s or BBB- by S&P or Fitch. The successor servicer shall succeed to all rights and assume all of the responsibilities, duties and liabilities of Servicer under this Agreement (such successor servicer being referred to as the “Successor Servicer”); provided, that the Successor Servicer shall have no responsibility for any actions of Servicer prior to the date of its appointment as Successor Servicer. The Successor Servicer shall accept its appointment by executing, acknowledging and delivering to Issuer an instrument in form and substance acceptable to Issuer and by providing prior written notice of such appointment to the Indenture Trustee.

SECTION 6.3 Duties of Servicer. At any time following the appointment of a Successor Servicer:

(a) Servicer agrees that it shall terminate its activities as Servicer so as to facilitate the transfer of servicing to the Successor Servicer, including timely delivery (i) to Issuer of any funds that were required to be deposited in the Collection Account, and (ii) to the Successor Servicer, at a place selected by the Successor Servicer, of all Servicing Records and other information with respect to the Underlying Receivables. Servicer shall account for all funds and shall execute and deliver such instruments and do such other things as may reasonably be required to more fully and definitely vest and confirm in the Successor Servicer all rights, powers, duties, responsibilities, obligations and liabilities of Servicer; and

(b) Servicer shall terminate each Sub-Servicing Agreement that may have been entered into by it and the Successor Servicer shall not be deemed to have assumed any of Servicer’s interest therein or to have replaced Servicer as a party to any such Sub-Servicing Agreement.

SECTION 6.4 Effect of Termination or Resignation. Any termination or resignation of Servicer under this Agreement shall not affect any claims that Issuer may have against Servicer for events or actions taken or not taken by Servicer arising prior to any such termination or resignation.

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ARTICLE VII

INDEMNIFICATION

SECTION 7.1 Indemnities by Servicer. Without limiting any other rights that Issuer or its Affiliates or any director, officer, employee, trustee or agent or incorporator thereof (each a “Servicer Indemnified Person”) may have hereunder or under applicable law, Servicer hereby agrees to indemnify each Servicer Indemnified Person from and against any and all Indemnified Amounts which may be imposed on, incurred by or asserted against a Servicer Indemnified Person to the extent arising out of or relating to any material breach of Servicer’s obligations under this Agreement; excluding, however, Indemnified Amounts to the extent resulting from (i) bad faith, negligence or willful misconduct on the part of a Servicer Indemnified Person or (ii) recourse for uncollectible Receivables. Any Indemnified Amounts subject to the indemnification provisions of this Section 7.1 shall be paid to Servicer Indemnified Person within ten Business Days following demand therefor.

SECTION 7.2 Limitation of Damages; Indemnified Persons. NO PARTY TO THIS AGREEMENT SHALL BE RESPONSIBLE OR LIABLE TO ANY OTHER PARTY TO THIS AGREEMENT, ANY SUCCESSOR, ASSIGNEE OR THIRD PARTY BENEFICIARY OF SUCH PERSON OR ANY OTHER PERSON ASSERTING CLAIMS DERIVATIVELY THROUGH SUCH PARTY, FOR INDIRECT, PUNITIVE, EXEMPLARY OR CONSEQUENTIAL DAMAGES THAT MAY BE ALLEGED AS A RESULT OF ANY TRANSACTION CONTEMPLATED HEREUNDER.

SECTION 7.3 Limitation on Liability of Servicer and Others. Except as provided in Section 7.1, neither Servicer nor any of the directors, officers, employees or agents of Servicer in its capacity as Servicer shall be under any liability to Issuer or the Retained Interest Owner or any other Person for any action taken or for refraining from the taking of any action in good faith in its capacity as Servicer pursuant to this Agreement; provided that this provision shall not protect Servicer or any such Person against any liability which would otherwise be imposed by reason of willful misfeasance, bad faith or negligence in the performance of duties or by reason of reckless disregard of obligations and duties hereunder. Servicer and any director, officer, employee or agent of Servicer may rely in good faith on any document of any kind prima facie properly executed and submitted by any Person (other than Servicer) respecting any matters arising hereunder. Servicer shall not be under any obligation to appear in, prosecute or defend any legal action which is not incidental to its duties as Servicer in accordance with this Agreement and which in its reasonable judgment may involve it in any expense or liability.

ARTICLE VIII

MISCELLANEOUS

SECTION 8.1 Notices. Except as otherwise provided herein, whenever it is provided herein that any notice, demand, request, consent, approval, declaration or other communication shall or may be given to or served upon any of the parties by any other parties, or whenever any of the parties desires to give or serve upon any other parties any communication with respect to this Agreement, each such notice, demand, request, consent, approval, declaration or other

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communication shall be in writing and shall be deemed to have been validly served, given or delivered (a) upon the earlier of actual receipt and three Business Days after deposit in the United States Mail, registered or certified mail, return receipt requested, with proper postage prepaid, (b) upon transmission, when sent by facsimile, email or other electronic transmission (with such transmission promptly confirmed by delivery of a copy by personal delivery or United States Mail as otherwise provided in this Section 8.1), (c) one Business Day after deposit with a reputable overnight courier with all charges prepaid or (d) when delivered, if hand-delivered by messenger, all of which shall be addressed to the party to be notified and sent to the address or facsimile number indicated below or to such other address (or facsimile number) as may be substituted by notice given as herein provided. The giving of any notice required hereunder may be waived in writing by the party entitled to receive such notice. Failure or delay in delivering copies of any notice, demand, request, consent, approval, declaration or other communication to any Person designated in any written notice provided hereunder to receive copies shall in no way adversely affect the effectiveness of such notice, demand, request, consent, approval, declaration or other communication. Notwithstanding the foregoing, whenever it is provided herein that a notice is to be given to any other party hereto by a specific time, such notice shall only be effective if actually received by such party prior to such time, and if such notice is received after such time or on a day other than a Business Day, such notice shall only be effective on the immediately succeeding Business Day.

If to Servicer or the Retained Interest Owner:

GE Capital Retail Bank
170 Election Road, Suite 125
Draper, Utah 84020
Attention:	President
Telephone:	(801) 816-4765
Facsimile:	(801) 816-4770

With a copy to:

General Electric Capital Corporation
777 Long Ridge Road, Building B, 3rd Floor
Stamford, Connecticut 06927
Attention:	Capital Markets-Legal
Telephone:	(203) 585-6254
Facsimile:	(718) 247-5839

If to Issuer:

GE Sales Finance Master Trust
c/o BNY Mellon Trust of Delaware
101 Barclay Street, Floor 4 West (ABS Unit)
New York, New York 10286
Attention:	Antonio Vayas
Telephone:	(212) 815-8322
Facsimile:	(212) 815-2494 or 3883

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with copies to:

General Electric Capital Corporation
777 Long Ridge Road, Building B, 3rd Floor
Stamford, Connecticut 06927
Attention:	Capital Markets-Legal
Telephone:	(203) 585-6254
Facsimile:	(718) 247-5839

GE Capital Retail Bank, as Administrator
170 Election Road, Suite 125
Draper, Utah 84020
Attention:	President
Telephone:	(801) 816-4765
Facsimile:	(801) 816-4770

SECTION 8.2 Binding Effect; Assignability. This Agreement shall be binding upon and inure to the benefit of Issuer, the Retained Interest Owner and Servicer and their respective successors and permitted assigns. Except as set forth in Section 2.1, or Article VI, Servicer may not assign, transfer, hypothecate or otherwise convey any of its rights or obligations hereunder or interests herein without the express prior written consent of Issuer and the Retained Interest Owner. Any such purported assignment, transfer, hypothecation or other conveyance by Servicer without the prior express written consent of Issuer and the Retained Interest Owner shall be void. Each of Issuer and the Retained Interest Owner may, at any time, assign any of its rights and obligations under this Agreement to any Person and any such assignee may further assign at any time its rights and obligations under this Agreement, in each case, without the consent of Servicer. Each of Issuer, the Retained Interest Owner and Servicer acknowledges and agrees that, upon any such assignment, the assignee thereof may enforce directly, all of the obligations of Issuer, the Retained Interest Owner or Servicer hereunder, as applicable.

SECTION 8.3 Termination; Survival of Obligations. This Agreement shall create and constitute the continuing obligations of the parties hereto in accordance with its terms, and shall remain in full force and effect until the date on which the Outstanding Balances of all Underlying Receivables have been reduced to zero; provided, that the rights and remedies provided for herein with respect to any breach of any representation or warranty made by Servicer pursuant to Article III, the indemnification and payment provisions of Article VII and Sections 8.4, 8.5 and 8.13 shall be continuing and shall survive such reduction.

SECTION 8.4 Confidentiality. NOTWITHSTANDING ANYTHING TO THE CONTRARY SET FORTH HEREIN, THE OBLIGATIONS OF CONFIDENTIALITY CONTAINED HEREIN, SHALL NOT APPLY TO THE FEDERAL TAX STRUCTURE OR FEDERAL TAX TREATMENT OF THIS TRANSACTION, AND EACH PARTY (AND ANY EMPLOYEE, REPRESENTATIVE, OR AGENT OF ANY PARTY) MAY DISCLOSE TO ANY AND ALL PERSONS, WITHOUT LIMITATION OF ANY KIND, THE FEDERAL TAX STRUCTURE AND FEDERAL TAX TREATMENT OF THIS TRANSACTION. THE PRECEDING SENTENCE IS INTENDED TO CAUSE THIS TRANSACTION TO BE

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TREATED AS NOT HAVING BEEN OFFERED UNDER CONDITIONS OF CONFIDENTIALITY FOR PURPOSES OF SECTION 1.6011-4(B)(3) (OR ANY SUCCESSOR PROVISION) OF THE TREASURY REGULATIONS PROMULGATED UNDER SECTION 6011 OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED, AND SHALL BE CONSTRUED IN A MANNER CONSISTENT WITH SUCH PURPOSE. IN ADDITION, EACH PARTY ACKNOWLEDGES THAT IT HAS NO PROPRIETARY OR EXCLUSIVE RIGHTS TO THE FEDERAL TAX STRUCTURE OF THIS TRANSACTION OR ANY FEDERAL TAX MATTER OR FEDERAL TAX IDEA RELATED TO THIS TRANSACTION.

SECTION 8.5 No Proceedings. Servicer hereby agrees that, from and after the Closing Date and until the date one year plus one day following the date on which the Outstanding Balances of all Underlying Receivables have been reduced to zero, it will not, directly or indirectly, institute or cause to be instituted against Issuer any proceeding of the type referred to in Section 5.1(d); provided that the foregoing shall not in any way limit Servicer’s right to pursue any other creditor rights or remedies that Servicer may have for claims against Issuer.

SECTION 8.6 Complete Agreement; Modification of Agreement. This Agreement constitutes the complete agreement among the parties hereto with respect to the subject matter hereof, supersedes all prior agreements and understandings relating to the subject matter hereof, and may not be modified, altered or amended except as set forth in Section 8.7.

SECTION 8.7 Amendments and Waivers. No amendment, modification, termination or waiver of any provision of this Agreement, or any consent to any departure by any party hereto therefrom, shall in any event be effective unless the same shall be in writing and signed by each of the parties hereto.

SECTION 8.8 No Waiver; Remedies. The failure by Issuer or the Retained Interest Owner, at any time or times, to require strict performance by Servicer of any provision of this Agreement shall not waive, affect or diminish any right of Issuer or the Retained Interest Owner thereafter to demand strict compliance and performance herewith. Any suspension or waiver of any breach or default hereunder shall not suspend, waive or affect any other breach or default whether the same is prior or subsequent thereto and whether the same or of a different type. None of the undertakings, agreements, warranties, covenants and representations of Servicer contained in this Agreement and no breach or default by Servicer hereunder, shall be deemed to have been suspended or waived by Issuer or the Retained Interest Owner unless such waiver or suspension is by an instrument in writing signed by an officer of or other duly authorized signatory of Issuer or the Retained Interest Owner, as applicable, and directed to Servicer specifying such suspension or waiver. The rights and remedies of Issuer under this Agreement shall be cumulative and nonexclusive of any other rights and remedies that Issuer or the Retained Interest Owner may have under any other agreement, including the other Related Documents, by operation of law or otherwise.

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SECTION 8.9 GOVERNING LAW; CONSENT TO JURISDICTION; WAIVER OF JURY TRIAL.

(a) THIS AGREEMENT AND THE OBLIGATIONS ARISING HEREUNDER SHALL IN ALL RESPECTS, INCLUDING ALL MATTERS OF CONSTRUCTION, VALIDITY AND PERFORMANCE, BE GOVERNED BY, AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF NEW YORK (INCLUDING SECTION 5-1401(1) OF THE GENERAL OBLIGATIONS LAW, BUT WITHOUT REGARD TO ANY OTHER CONFLICT OF LAW PROVISIONS THEREOF) AND ANY APPLICABLE LAWS OF THE UNITED STATES OF AMERICA.

(b) EACH PARTY HERETO HEREBY CONSENTS AND AGREES THAT THE STATE OR FEDERAL COURTS LOCATED IN THE BOROUGH OF MANHATTAN IN NEW YORK CITY SHALL HAVE EXCLUSIVE JURISDICTION TO HEAR AND DETERMINE ANY CLAIMS OR DISPUTES BETWEEN THEM PERTAINING TO THIS AGREEMENT OR TO ANY MATTER ARISING OUT OF OR RELATING TO THIS AGREEMENT; PROVIDED, THAT EACH PARTY HERETO ACKNOWLEDGES THAT ANY APPEALS FROM THOSE COURTS MAY HAVE TO BE HEARD BY A COURT LOCATED OUTSIDE OF THE BOROUGH OF MANHATTAN IN NEW YORK CITY. EACH PARTY HERETO SUBMITS AND CONSENTS IN ADVANCE TO SUCH JURISDICTION IN ANY ACTION OR SUIT COMMENCED IN ANY SUCH COURT, AND EACH PARTY HERETO HEREBY WAIVES ANY OBJECTION THAT SUCH PARTY MAY HAVE BASED UPON LACK OF PERSONAL JURISDICTION, IMPROPER VENUE OR FORUM NON CONVENIENS AND HEREBY CONSENTS TO THE GRANTING OF SUCH LEGAL OR EQUITABLE RELIEF AS IS DEEMED APPROPRIATE BY SUCH COURT. EACH PARTY HERETO HEREBY WAIVES PERSONAL SERVICE OF THE SUMMONS, COMPLAINT AND OTHER PROCESS ISSUED IN ANY SUCH ACTION OR SUIT AND AGREES THAT SERVICE OF SUCH SUMMONS, COMPLAINT AND OTHER PROCESS MAY BE MADE BY REGISTERED OR CERTIFIED MAIL ADDRESSED TO SUCH PARTY AT ITS ADDRESS DETERMINED IN ACCORDANCE WITH SECTION 8.1 AND THAT SERVICE SO MADE SHALL BE DEEMED COMPLETED UPON THE EARLIER OF SUCH PARTY’S ACTUAL RECEIPT THEREOF OR THREE DAYS AFTER DEPOSIT IN THE UNITED STATES MAIL, PROPER POSTAGE PREPAID. NOTHING IN THIS SECTION SHALL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE LEGAL PROCESS IN ANY OTHER MANNER PERMITTED BY LAW.

(c) BECAUSE DISPUTES ARISING IN CONNECTION WITH COMPLEX FINANCIAL TRANSACTIONS ARE MOST QUICKLY AND ECONOMICALLY RESOLVED BY AN EXPERIENCED AND EXPERT PERSON AND THE PARTIES WISH APPLICABLE STATE AND FEDERAL LAWS TO APPLY (RATHER THAN ARBITRATION RULES), THE PARTIES DESIRE THAT THEIR DISPUTES BE RESOLVED BY A JUDGE APPLYING SUCH APPLICABLE LAWS. THEREFORE, TO ACHIEVE THE BEST COMBINATION OF THE BENEFITS OF THE JUDICIAL SYSTEM, THE PARTIES HERETO WAIVE ALL RIGHT TO TRIAL BY JURY IN ANY

25	Servicing Agreement

ACTION, SUIT, OR PROCEEDING BROUGHT TO RESOLVE ANY DISPUTE, WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE, ARISING OUT OF, CONNECTED WITH, RELATED TO, OR INCIDENTAL TO THE RELATIONSHIP ESTABLISHED AMONG THEM IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

SECTION 8.10 Counterparts. This Agreement may be executed in any number of separate counterparts, each of which shall collectively and separately constitute one agreement. Executed counterparts may be delivered electronically.

SECTION 8.11 Severability. Wherever possible, each provision of this Agreement shall be interpreted in such a manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity without invalidating the remainder of such provision or the remaining provisions of this Agreement.

SECTION 8.12 Section Titles. The section titles and table of contents contained in this Agreement are and shall be without substantive meaning or content of any kind whatsoever and are not a part of the agreement between the parties hereto.

SECTION 8.13 Limited Recourse.

(a) The obligations of Issuer under this Agreement are solely the obligations of Issuer. No recourse shall be had for any obligation or claim arising out of or based upon this Agreement against any incorporator, shareholder, officer, manager, member or director, past, present or future, of Issuer or of any successor or of its constituent members or its other Affiliates, either directly or through Issuer or any successor, whether by virtue of any constitution, statute or rule of law or by the enforcement of any assessment or penalty or otherwise, all such liability being, by acceptance hereof and as part of the consideration for the acceptance hereof, expressly waived and released. Any accrued obligations owing by Issuer under this Agreement shall be payable by Issuer solely to the extent that funds are available therefor from time to time in accordance with the provisions of Section 2.12 and the priority of payments in the applicable Indenture Supplement (provided that such accrued obligations shall not be extinguished until paid in full).

(b) The obligations of the Retained Interest Owner and Servicer under this Agreement are solely the obligations of the Retained Interest Owner and Servicer, respectively. No recourse shall be had for the payment of any amount owing hereunder or any other obligation or claim arising out of or based upon this Agreement, against any shareholder, employee, officer, manager, member or director, agent or organizer, past, present or future, of the Retained Interest Owner or Servicer or of any of their respective successors thereto, either directly or through Servicer or any successor thereto, whether by virtue of any constitution, statute or rule of law or by the enforcement of any assessment or penalty or otherwise, all such liability being, by acceptance hereof and as part of the consideration for the acceptance hereof, expressly waived and released.

26	Servicing Agreement

SECTION 8.14 Further Assurances. Servicer shall, at its sole cost and expense, promptly and duly execute and deliver any and all further instruments and documents, and take such further action, that may be necessary or desirable or that Issuer may request to enable Issuer and the Retained Interest Owner to exercise and enforce its rights under this Agreement or otherwise carry out more effectively the provisions and purposes of this Agreement.

SECTION 8.15 Pledge of Assets. Servicer hereby acknowledges that the Issuer has granted a security interest in the Transferred Interests to the Indenture Trustee under the Indenture, and hereby waives any defenses it may have against the Indenture Trustee for the enforcement of this Agreement in the event of foreclosure by the Indenture Trustee. Accordingly, the parties hereto agree that, in the event of foreclosure by the Indenture Trustee, the Indenture Trustee shall have the right to enforce this Agreement and the full performance by the parties hereto of their obligations and undertakings set forth herein. Servicer hereby agrees to deliver to the Indenture Trustee a copy of all notices to be delivered by Servicer to the Issuer hereunder.

SECTION 8.16 Waiver of Setoff. Servicer hereby waives any right of setoff that it may have for amounts owing to it under or in connection with this Agreement.

SECTION 8.17 Limitation of Liability of the Trustee. It is expressly understood and agreed by the parties hereto that (a) this document is executed and delivered by BNY Mellon Trust of Delaware, not individually or personally, but solely as Trustee of the Issuer, (b) each of the representations, undertakings and agreements herein made on the part of the Issuer is made and intended not as a personal representation, undertaking and agreement by BNY Mellon Trust of Delaware but is made and intended for the purpose of binding only the Issuer, (c) nothing herein contained shall be construed as creating any liability on BNY Mellon Trust of Delaware, individually or personally, to perform any covenant either expressed or implied contained herein, all such liability, if any, being expressly waived by the parties hereto and by any Person claiming by, through or under the parties hereto and (d) under no circumstances shall BNY Mellon Trust of Delaware be personally liable for the payment of any indebtedness or expenses of the Issuer or be liable for the breach or failure of any obligation, representation, warranty or covenant made or undertaken by the Issuer under this document.

[Signatures Follow]

27	Servicing Agreement

IN WITNESS WHEREOF, the parties have caused this Servicing Agreement to be executed by their respective representatives thereunto duly authorized, as of the date first above written.

GE SALES FINANCE MASTER TRUST, as Issuer

By:	BNY MELLON TRUST OF DELAWARE, not in its individual capacity, but solely as Trustee on behalf of Issuer

By:	/s/ Kristine K. Gullo
	Name:	Kristine K. Gullo
	Title:	Vice President

GE CAPITAL RETAIL BANK, as Servicer and as Retained Interest Owner

By:	/s/ Michael Lagnese
	Name:	Michael Lagnese
	Title:	Senior Vice President Finance

S-1	Servicing Agreement

SCHEDULE 2.7

Reporting Requirements

Servicer shall:

1.	Prepare a monthly report on behalf of Issuer for each Series that is outstanding in the manner described in the Indenture Supplement for such Series. Servicer shall also provide the Indenture Trustee and the Issuer with an electronic or written form of such report for each such Series for delivery as set forth in the Indenture Supplement for such Series.

2.	Prepare and deliver to the Issuer any attestation report, agreed upon procedures letter or similar report regarding the Servicer’s compliance with its obligations under the Servicing Agreement and the servicing functions performed by the Servicer with respect to the Related Documents in such form as is required to be delivered to any party by the Issuer in accordance with any Indenture Supplement.

Schedule 2.7	Servicing Agreement

SCHEDULE 2.14

REQUIREMENTS OF FDIC RULE

As required by the FDIC Rule:

(a) As used in this Schedule, references to (i) the “sponsor” shall mean GE Capital Retail Bank, (ii) the “issuing entity” shall mean, collectively, the Transferor, the Issuer and each other transferee of the Transferred Assets that is an “issuing entity” as defined in the FDIC Rule, (iii) the “servicer” shall mean the Servicer and each other “servicer” of the financial assets within the meaning of the FDIC Rule, (iv) “obligations” or “securitization obligations” shall mean the Notes, and (v) “financial assets” and “securitized financial assets” shall mean the Transferred Assets.

(b) To the extent serving as servicer, custodian or paying agent for the securitization, the sponsor shall not comingle amounts received with respect to the financial assets with its own assets except for the time, not to exceed two business days, necessary to clear any payments received.

(c) The monthly reports described in Schedule 2.7 shall include such information as shall be required for the issuing entity to fulfill its obligations under clause (c) of Schedule II to the Indenture with respect to information required to be disclosed at the time of delivery of each periodic distribution report or any other information required to be provided to investors after issuance of the obligations.

Schedule 2.15